Exhibit 99.1

FOR IMMEDIATE RELEASE

GISI AND HILL INTERNATIONAL COMPLETE STRATEGIC MERGER

•	Merger advances GISI strategic objectives of global diversification and expansion of its consulting platform

•	Hill benefits from expanded access to operational expertise and resources to accelerate its growth

•	With the addition of Hill to the GISI family of companies, GISI completed five strategic mergers or acquisitions in 2022

•	Hill will become a wholly owned subsidiary of GISI in all-cash transaction of approximately US$200 million, or $3.40 per share, plus assumed debt

LOS ANGELES and PHILADELPHIA, December 27, 2022 -- Global Infrastructure Solutions Inc. (GISI) and Hill International, Inc. (NYSE:HIL) today announced their strategic merger is complete after clearing final regulatory reviews. This merger presents enhanced opportunities for growth in global, for-fee infrastructure consulting markets.

“The completion of our merger with Hill International is GISI’s fifth strategic merger or acquisition during 2022,” said Rick Newman, GISI President and CEO. “Our employee-ownership model differentiates us and is an important feature of our growth, recruitment, and professional development initiatives. As a result, we believe that the GISI family of companies is well positioned to serve the needs of an expanding market requiring more technical and professional expertise than ever before.”

Hill International CEO Raouf Ghali said: “Since our founding in 1976, Hill has grown into an industry-leading program, project, and construction management company. By joining the GISI family of companies, Hill is ready to continue to grow while enhancing the quality of our client services, thanks to GISI’s focus on long-term success.”

Newman added: “Hill’s uniqueness as a for-fee-only program management firm, combined with its technical and managerial expertise, makes the company a welcome addition to the GISI family. We’re excited to bring aboard Raouf and the entire Hill team.”

Initially approved by GISI and Hill boards of directors on August 16, 2022, merger terms were later amended to US$3.40 per share from US$2.85 after receipt of an unsolicited third-party proposal. Hill shareholders representing approximately 72.9% of outstanding common shares approved the combination on November 2. Hill International will continue to serve its customers under the Hill International brand as part of GISI’s Engineering & Consulting Services platform, along with sister companies The LiRo Group, GEI Consultants, J. Roger Preston Limited (JRP), and Asia Infrastructure Solutions.

About GISI

GISI is among the largest privately owned construction management companies in the commercial building, industrial and healthcare markets, and a leading project/construction manager in the environmental and public infrastructure sectors. The Company provides the resources its partner firms may require to gain the competitive advantage for success. Through the dedicated efforts of our more than 12,500 employees, we generate annual revenues of approximately US$12 billion, with project backlog of more than US$23 billion. Our employee shareholders are invested in contributing to, and benefitting from, our continued growth as we bring our unique value proposition to our clients and communities in more than 90 countries. Learn more at www.GISI.com.

About Hill International

Hill International, with more than 3,200 professionals in over 100 offices worldwide, provides program management, project management, construction management, project management oversight, construction claims, dispute resolution, advisory, facilities management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as one of the largest construction management firms in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. When used herein, the words “will,” “would,” “may,” “could,” “position,” “plan,” “potential,” “designed,” “continue,” “anticipate,” “believe,” “expect,” “estimate,” “project,” and “intend” and words or phrases of similar import, as they relate to the transactions described herein or Hill or GISI or their respective subsidiaries or Hill’s or GISI’s management, are intended to identify forward-looking statements. Such statements reflect known and unknown risks, uncertainties, and assumptions related to certain factors including, without limitation, changes in facts and circumstances and other risks, uncertainties and assumptions concerning the merger, strategic and other potential benefits of the merger, the potential effects of the proposed merger, unexpected costs or unexpected liabilities that may result from the proposed merger and other general risks facing Hill’s or GISI’s business and operations, including with respect to regulatory submissions, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 pandemic on our operations and financial results, and those risk factors and other cautionary statements in Hill’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. All such forward-looking statements speak only as of the date they are made. None of Hill, GISI or any of their affiliates undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, subsequent events, circumstances or otherwise, except as may be required by any applicable securities laws.

Contacts:

GISI	Hill International,Inc.
Media	Elizabeth J. Zipf, LEED AP BP+C
Gary Sharpe	Senior Vice President
Sharpe Capital Communications	(215) 309-7707
(301) 367-2935	elizabethzipf@hillintl.com
gss@sharpecapitalcom.com